Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 1 TO
SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 1, effective as of May 6, 2011 (the “Amendment”), amends the Shareholder Rights Agreement, dated as of June 23, 2009 (the “Rights Agreement”), between Plug Power Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company LLC, a New York Limited Liability Trust Company (the “Rights Agent”).  Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, OGK-3 directly owns 44,626,939 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Plug Power;

WHEREAS, OJSC “INTER RAO UES,” an open joint stock company organized under the laws of the Russian Federation (“INTER RAO”), owns shares of OGK-3 representing 81.9% of the outstanding equity interests and voting power in OGK-3;

WHEREAS, pursuant to Section 27 of the Rights Agreement and under the circumstances specified therein, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company;

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment; and

WHEREAS, the Board of Directors of the Company has determined that this Amendment and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Common Stock.

NOW, THEREFORE, the parties hereby agree as follows:

            1.         Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

“(oo)          “INTER RAO” shall mean OJSC “INTER RAO UES,” an open joint stock company organized under the laws of the Russian Federation.

(pp)            “INTER RAO Grandfathered Percentage” shall mean, with respect to any INTER RAO Grandfathered Person, 34.09%; provided, however, that, in the event any INTER RAO Grandfathered Person shall sell, transfer, or otherwise dispose of any outstanding shares of Common Stock of the Company after the date of this Amendment, the INTER RAO Grandfathered Percentage shall, subsequent to such sale, transfer or disposition, mean, with respect to such INTER RAO Grandfathered Person, the lesser of (i) the INTER RAO Grandfathered Percentage as in effect immediately prior to such sale, transfer or disposition or (ii) the percentage of outstanding shares of Common Stock of the Company that such INTER RAO Grandfathered Person Beneficially Owns immediately following such sale, transfer or disposition, plus an additional 1/2%.

(qq)            “INTER RAO Grandfathered Person” shall mean INTER RAO and any Affiliate or Associate of INTER RAO (for the avoidance of doubt, in the case of such Affiliate or Associate, only to the extent that such Affiliate or Associate (i) Beneficially Owns, directly and for its own account, shares of Common Stock of the Company as of the date of this Amendment and/or (ii) Beneficially Owns shares of the Common Stock of the Company that are Beneficially Owned directly by and for the account of OGK-3 or another Person, such that, as a result of the foregoing clauses (i) and (ii), as of the date of this Amendment such Affiliate or Associate is the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding); provided, however, that with respect to an entity that becomes a subsidiary of INTER RAO (whether newly formed or as a result of an acquisition by INTER RAO) or an entity of which INTER RAO otherwise becomes the Beneficial Owner of equity interests, in either case which entity thereby becomes an Affiliate or Associate of INTER RAO, such entity shall, upon becoming such an Affiliate or Associate, be an INTER RAO Grandfathered Person with respect to the shares of Common Stock of the Company that it may be deemed to Beneficially Own immediately after becoming such an Affiliate or Associate provided that such entity did not have Beneficial Ownership of any shares of Common Stock of the Company immediately prior to becoming such Affiliate or Associate of INTER RAO; provided further, however, that OGK-3 shall not be included in the definition of “INTER RAO Grandfathered Person”. Notwithstanding anything to the contrary provided in this Agreement, any INTER RAO Grandfathered Person who after the date of this Amendment becomes the Beneficial Owner of less than 15% of the shares of Common Stock of the Company then outstanding shall cease to be an INTER RAO Grandfathered Person and shall be subject to all of the provisions of this Agreement in the same manner as any Person who is not and was not an INTER RAO Grandfathered Person.  For the avoidance of doubt, an Affiliate or Associate of INTER RAO shall cease to be an INTER RAO Grandfathered Person if, after the date of this Amendment, such Affiliate or Associate shall (x) become the Beneficial Owner, directly and for its own account, of shares of Common Stock of the Company equal to or exceeding the INTER RAO Grandfathered Percentage applicable to such INTER RAO Grandfathered Person or (y) by virtue of being an Affiliate or Associate of INTER RAO or another Person, become the Beneficial Owner of shares of Common Stock of the Company equal to or exceeding the INTER RAO Grandfathered Percentage applicable to such INTER RAO Grandfathered Person.”

2.      The last sentence of the definition of “Grandfathered Person” in Section 1(s) of the Rights Agreement is hereby amended and restated as follows:

“For the avoidance of doubt, an Affiliate or Associate of OGK-3 shall cease to be a Grandfathered Person if, after the Grandfathered Time, such Affiliate or Associate shall (x) become the Beneficial Owner, directly and for its own account, of shares of Common Stock of the Company equal to or exceeding the Grandfathered Percentage applicable to such Grandfathered Person or (y) by virtue of being an Affiliate or Associate of OGK-3 or another Person, become the Beneficial Owner of shares of Common Stock of the Company equal to or exceeding the Grandfathered Percentage applicable to such Grandfathered Person.”

   3.      The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include any Grandfathered Person or any INTER RAO Grandfathered Person, unless (A) with respect to a Grandfathered Person, such Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the Grandfathered Percentage of such Grandfathered Person, and (B) with respect to an INTER RAO Grandfathered Person, such INTER RAO Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the INTER RAO Grandfathered Percentage of such INTER RAO Grandfathered Person.

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% (or in the case of a Grandfathered Person or INTER RAO Grandfathered Person, the Grandfathered Percentage or INTER RAO Grandfathered Percentage applicable to such Person) or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% (or in the case of a Grandfathered Person or INTER RAO Grandfathered Person, the Grandfathered Percentage or INTER RAO Grandfathered Percentage applicable to such Person) or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% (or in the case of a Grandfathered Person or INTER RAO Grandfathered Person, the Grandfathered Percentage or INTER RAO Grandfathered Percentage applicable to such Person) or more of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an “Acquiring Person.”

In addition, notwithstanding the foregoing, and notwithstanding anything to the contrary provided in the Agreement including without limitation in Sections 1(kk), 3(a) or 27, a Person shall not be an “Acquiring Person” if the Board of Directors of the Company determines at any time that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a).”

  4.       Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“From the date hereof until the earlier of (i) the Close of Business on the tenth calendar day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later calendar day, if any, as the Board of Directors of the Company may determine in its sole discretion) after the date a tender or exchange offer by any Person, other than an Exempt Person, is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act, or any successor rule, if, upon consummation thereof, such Person could become the Beneficial Owner of 15% (or in the case of a Grandfathered Person or INTER RAO Grandfathered Person, the Grandfathered Percentage or INTER RAO Grandfathered Percentage applicable to such Person) or more of the shares of Common Stock of the Company then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock of the Company registered in the names of the holders of the Common Stock of the Company (which certificates for Common Stock of the Company shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company.  As soon as practicable after the Distribution Date, the Rights Agent will, at the Company’s expense send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more certificates, in substantially the form of Exhibit B hereto (the “Right Certificates”), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein.  In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(o) hereof, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) at the time of distribution of the Right Certificates, so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.  As of and after the Close of Business on the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

5.   Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

6.   This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

7.   This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

PLUG POWER INC.

Attest:

/s/ Gerard L. Conway, Jr.	By: /s/ Andrew Marsh
Name: Gerard L. Conway, Jr.	Name: Andrew Marsh
Title: General Counsel	Title: President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY LLC, as Rights Agent

Attest:

/s/ Cindy Armenia	By: /s/ Isaac J. Kagan
Name: Cindy Armenia	Name: Isaac J. Kagan
Title: Assistant Vice President	Title: Vice President

[Signature Page to Amendment No. 1 to Shareholder Rights Agreement]